ANNUAL APPROVAL OF CONTINUANCE OF FIDELITY BOND COVERAGE (EXHIBIT B)

WHEREAS, Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940 require a fidelity bond against larceny and embezzlement covering all officers and employees of a fund with access to securities or funds of the investment company; and

WHEREAS, Rule 17g-1 requires that such fidelity bond must be in a form and amount (subject to certain specified minimums) as a majority of the disinterested directors shall approve after due consideration of all relevant factors, including, the anticipated value of the fund's assets, custody arrangements and the nature of a fund's investments.

RESOLVED, that the officers of the Company are authorized to purchase from Great American Insurance Companies (or from such other underwriter as the officers of the Company deemed comparable and that provides coverage similar to the bond presented), a blanket bond in the amount of $1,250,000, to be in effect through September 15, 2008 and renewed for one year thereafter, in substantially the form presented at this meeting and an annual premium of $3,107, which premium shall be allocated on the relative basis of each Fund's net assets; and that the appropriate officers of the Company are authorized to increase the amount of the bond as is necessary to satisfy the requirements of Rule 17g-1(d) under the Investment Company Act of 1940.

FURTHER RESOLVED, that the amount of the fidelity bond coverage is approved after consideration of all factors deemed relevant by the Board of Directors, including, but not limited to, the existing and projected value of the aggregate assets of the Company to which any covered person may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities held by the Company;

FURTHER RESOLVED, that any officer of the Company is authorized to execute and deliver said fidelity bond and to make any and all payments and do any and all other acts, in the name of the Company and on its behalf, as he or she, or any of them, may determine to be necessary or desirable and proper with advice of counsel in connection with the foregoing resolutions;

FURTHER RESOLVED, that Dale A. Wiegert is designated as the individual responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the Investment Company Act of 1940.